Exhibit 99.1

NEWS RELEASE

Warner Chilcott Reports Operating Results for the Quarter Ended June 30, 2011

Lower Operating Expenses Continue to Drive Strong Adjusted Cash Net Income

DUBLIN, Ireland, August 5, 2011 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter ended June 30, 2011. As discussed more fully below, our results of operations in the quarter ended June 30, 2011 as compared to the prior year quarter were impacted by several important transactions in recent periods. In 2011, these transactions included the refinancing of our senior secured indebtedness, the restructuring of certain of our Western European operations, and the repurposing of our Manati, Puerto Rico manufacturing facility. In prior year periods, the significant transactions included our acquisition of Novartis Pharmaceuticals Corporation’s (“Novartis”) U.S. rights to ENABLEX in October 2010 (the “ENABLEX Acquisition”), our acquisition of the global branded prescription pharmaceuticals business (“PGP”) from The Procter & Gamble Company (“P&G”) in October 2009 (the “PGP Acquisition”), and our termination of our exclusive license to distribute LEO Pharma A/S’s (“LEO”) DOVONEX, TACLONEX and pipeline dermatology products in the U.S. and sale of certain related assets to LEO for $1,000 million in cash in September 2009 (the “LEO Transaction”).

Total revenue in the quarter ended June 30, 2011 was $670 million, a decrease of $146 million, or 18%, compared to the quarter ended June 30, 2010. The decrease in revenues as compared to the prior year quarter was primarily driven by declines in DOVONEX and TACLONEX net sales (as a result of the LEO Transaction described below), as well as a decrease in ACTONEL revenues due, in large part, to the loss of exclusivity in Western Europe.

We reported GAAP net income of $72 million, or $0.28 per diluted share, in the quarter ended June 30, 2011, compared with GAAP net income of $115 million, or $0.46 per diluted share, in the prior year quarter. Cash net income (or CNI, as defined below) for the quarter ended June 30, 2011 was $221 million compared to $269 million in the prior year quarter. Adjusted CNI was $240 million in the quarter ended June 30, 2011, a decrease of $1 million, or 1%, compared to our adjusted CNI of $241 million in the prior year quarter. In computing adjusted CNI for the quarter ended June 30, 2011, we excluded $15 million of restructuring costs, net of tax, related to the restructuring of certain of our Western European operations and $3 million of charges, net of tax, in cost of sales relating to the repurposing of our Manati manufacturing facility. In computing adjusted CNI for the quarter ended June 30, 2010, we excluded $18 million of income, net of tax, from the reversal of a contingent liability and a $9 million gain, net of tax, recognized on the sale of certain inventories to LEO in connection with the LEO Transaction.

References in this press release to “cash net income” or “CNI” mean our net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of the Manati facility, the LEO Transaction, the PGP Acquisition and the reversal of a contingent liability relating to the termination of a contract. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

Strategic Initiatives

Western European Restructuring and Repurposing of the Manati Facility

In April 2011, we announced a plan to restructure our operations to move to a wholesale distribution model and minimize our operational costs in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. The implementation of the restructuring plan, which is expected to impact approximately 500 employees, and the aggregate amounts to be expensed, remain subject to consultation with local works councils in certain European jurisdictions. Severance costs of $15 million were recorded in the quarter ended June 30, 2011 and were included as a component of restructuring costs in our condensed consolidated statement of operations. Also included as restructuring costs in our condensed consolidated statement of operations were contract termination expenses of $1 million in the quarter ended June 30, 2011.

In April 2011, we announced a plan to repurpose our Manati, Puerto Rico manufacturing facility. Going forward this facility will serve as a warehouse and distribution center. As a result of the repurposing, we recorded severance costs of $1 million and a charge of $2 million for the write-down of certain property, plant and equipment in the quarter ended June 30, 2011. These expenses were included as a component of cost of sales.

We currently estimate that we will incur aggregate pretax costs as a result of the Western European restructuring and the Manati repurposing in the range of $160 million to $170 million based on current exchange rates, with the majority of such charges expected to be recorded in fiscal year 2011. Of this amount, we recorded $19 million ($18 million, net of tax) and $90 million ($87 million, net of tax) in the quarter and six months ended June 30, 2011, respectively. In computing adjusted CNI for the quarter and six months ended June 30, 2011, we added back to CNI the after tax impact of the restructuring and repurposing costs. We intend to add back the aggregate restructuring and repurposing charges (net of tax) in computing adjusted CNI in future periods.

Revenue

Total revenue in the quarter ended June 30, 2011 was $670 million, a decrease of $146 million, or 18%, compared to the quarter ended June 30, 2010. For the quarter ended June 30, 2011, the decrease in revenues as compared to the prior year quarter was driven primarily by a decrease in DOVONEX and TACLONEX net sales of $76 million (as a result of the LEO Transaction) and a decrease in ACTONEL revenues of $71 million due, in large part, to the loss of exclusivity in Western Europe. Period over period changes in the net sales of our products are a function of a number of factors including changes in: market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, transactions such as the LEO Transaction and the ENABLEX Acquisition also impact our period over period net sales. We use IMS Health, Inc. (“IMS”) estimates of filled prescriptions for our products as a proxy for market demand in the U.S.

Global revenues of ACTONEL were $193 million in the quarter ended June 30, 2011 compared to $264 million in the prior year quarter. The 27% decrease in ACTONEL global revenues in the quarter ended June 30, 2011 relative to the prior year quarter was attributable in large part to the loss of exclusivity in Western Europe which began in the fourth quarter of 2010. ACTONEL revenues outside of North America were $65 million in the quarter ended June 30, 2011, down 35% from $101 million in the prior year quarter. Revenues of ACTONEL in North America for the quarters ended June 30, 2011 and 2010 were $128 million and $163 million, respectively, including $106 million and $144 million, respectively, in the United States. In the United States, ACTONEL revenues decreased $38 million compared to the prior year quarter primarily due to a decrease in filled prescriptions of 31%, offset, in part by higher average selling prices, as compared to the prior year quarter. In the U.S., ACTONEL continues to face market share declines due to the impact of managed care initiatives that encourage the use of generic versions of other products, such as Fosamax, as well as declines in filled prescriptions within the overall oral bisphosphonate market. While we expect to continue to experience significant declines in global ACTONEL revenues throughout the remainder of 2011 relative to 2010, we expect revenues from our new product ATELVIA will grow and partially offset some of those declines in the U.S. market. ATELVIA, which we began to promote in the U.S. in early 2011, generated net sales of $8 million in the quarter ended June 30, 2011.

Net sales of our oral contraceptive products increased $6 million, or 6%, in the quarter ended June 30, 2011, compared with the prior year quarter. LOESTRIN 24 FE generated revenues of $102 million in the quarter ended June 30, 2011, an increase of 15%, compared with $89 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales was primarily due to a decrease in sales-related deductions and higher average selling prices, offset in part by a contraction of pipeline inventories relative to the prior year quarter as well as a decrease in filled prescriptions of 1%. LO LOESTRIN FE, which we began to promote in the U.S. in early 2011, generated net sales of $11 million in the quarter ended June 30, 2011. In March 2011, as expected, Teva Pharmaceuticals Industries, Ltd. launched a generic version of our FEMCON FE product. FEMCON FE revenues in the quarter ended June 30, 2011, which we report in “Other Oral Contraceptives” revenue, were negatively impacted by the new generic competition. We anticipate net sales of FEMCON FE will continue to decline during 2011 as compared to the prior year periods as a result of generic competition.

Net sales of ESTRACE Cream increased $4 million, or 13%, in the quarter ended June 30, 2011, as compared to the prior year quarter. The increase was primarily due to higher average selling prices and a 9% increase in filled prescriptions in the quarter ended June 30, 2011, as compared to the prior year quarter.

Net sales of ASACOL were $188 million in the quarter ended June 30, 2011, a decrease of 2%, compared with $192 million in the prior year quarter. ASACOL revenues in North America in the quarters ended June 30, 2011 and 2010 totaled $175 million and $179 million, respectively, including revenues in the U.S. of $168 million and $174 million, respectively. The decrease in ASACOL net sales in the U.S. was primarily due to an increase in sales-related deductions offset, in part, by higher average selling prices as compared to the prior year quarter.

Net sales of our dermatology products decreased $95 million, or 75%, in the quarter ended June 30, 2011, as compared to the prior year quarter. This decrease relative to the prior year quarter was primarily due to a $76 million decrease in net sales of DOVONEX and TACLONEX resulting from LEO’s assumption of responsibility for the distribution of DOVONEX and TACLONEX on June 30, 2010. From the closing of the LEO Transaction in September 2009 until June 30, 2010, we recorded net sales (and cost of sales) for all DOVONEX and TACLONEX products sold in the U.S. at nominal distributor margins pursuant to the distribution agreement executed in connection with the LEO Transaction. We did not record any net sales of DOVONEX or TACLONEX in the quarter ended June 30, 2011. Net sales of DORYX decreased $19 million, or 37%, in the quarter ended June 30, 2011, compared to the prior year quarter, primarily due to a decrease in filled prescriptions of 46% and a contraction of pipeline inventories relative to the prior year quarter, offset, in part by a decrease in sales-related deductions and higher average selling prices. The decrease in sales-related deductions compared with the prior year quarter was primarily a result of changes to our loyalty card program in early 2011 which reduced the rebate offered to patients on DORYX 150 mg. As expected, the reduction in the rebate resulted in decreased usage of our customer loyalty card for DORYX 150 mg and a meaningful decline in filled prescriptions of DORYX 150 mg relative to the prior year quarter. Offsetting the decline in filled prescriptions were significantly higher average net sales values per prescription for DORYX 150 mg.

Revenues of ENABLEX in the quarter ended June 30, 2011 were $40 million, an increase of 90%, compared to $21 million in the prior year quarter. The increase in ENABLEX revenues in the quarter ended June 30, 2011 relative to the prior year quarter was primarily attributable to the ENABLEX Acquisition in October 2010 pursuant to which we acquired the U.S. rights to ENABLEX. As a result of the ENABLEX Acquisition, we began to record sales of ENABLEX in product net sales on a gross basis as we became the principal in the sales transactions. During periods prior to the ENABLEX Acquisition, including the quarter ended June 30, 2010, we recorded ENABLEX revenue based on the contractual percentage we received of Novartis’ net sales pursuant to our co-promotion agreement with Novartis. Filled prescriptions of ENABLEX in the U.S. decreased 8% in the quarter ended June 30, 2011 compared to the prior year quarter.

Cost of Sales (Excluding Amortization of Intangible Assets)

Cost of sales (excluding amortization) decreased $33 million, or 30%, in the quarter ended June 30, 2011 compared with the prior year quarter. The quarter ended June 30, 2011 included $3 million of costs related to the repurposing of our Manati facility. The quarter ended June 30, 2010 included approximately $76 million of costs related to DOVONEX and TACLONEX products distributed at nominal distributor margins under the LEO distribution agreement. These costs in the quarter ended June 30, 2010 were offset, in part, by a $10 million gain relating to the sale of certain inventories in connection with the LEO Transaction. Also included in cost of sales in the prior year quarter was an $18 million reduction in cost of sales as a result of the reversal of a contingent liability relating to the termination of a contract. Excluding the impact in the applicable quarter of the items mentioned above, our gross profit margin as a percentage of total revenue, excluding the impact of the revenues under the LEO distribution agreement ($76 million) in the prior year quarter, decreased in the quarter ended June 30, 2011 relative to the prior year quarter from 92% to 89% primarily due to the mix of products sold and the fact that there were no costs of sales associated with our ENABLEX revenue in the prior year quarter.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended June 30, 2011 were $246 million, a decrease of $35 million, or 12%, from $281 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended June 30, 2011 increased $10 million, or 36%, compared to the prior year quarter, primarily due to advertising and other promotional expenses attributable to the U.S. launches of ATELVIA and LO LOESTRIN FE. Selling and distribution expenses for the quarter ended June 30, 2011 decreased $3 million, or 2%, compared to the prior year quarter. The decrease was primarily due to a decrease in the Sanofi co-promotion expense of $5 million as a result of decreased ACTONEL revenues in Western Europe, offset, in part, by increases in promotional spending related to the U.S. launches of ATELVIA and LO LOESTRIN FE. General, administrative and other (“G&A”) expenses in the quarter ended June 30, 2011 decreased $42 million, or 35%, as compared to the prior year quarter primarily due to the following charges which were included in G&A expenses in the quarter ended June 30, 2010: (i) $8 million of legal, consulting and other professional fees relating primarily to the PGP Acquisition, (ii) $16 million of expenses payable to P&G under the transition services agreement entered into in connection with the PGP Acquisition, (iii) $12 million of other integration expenses and (iv) $2 million of severance costs.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended June 30, 2011 was $25 million, a decrease of $26 million, or 50%, as compared to the prior year quarter. The decrease was primarily due to the $20 million up-front payment to Dong-A PharmTech Co. Ltd. (“Dong-A”), resulting from the amendment of our agreement to add the right to develop, and if approved, market, in the U.S. and Canada, Dong-A’s udenafil product for the treatment of lower urinary tract symptoms associated with Benign Prostatic Hyperplasia, which was included in R&D expenses in the quarter ended June 30, 2010. Our R&D expenses consist of our internal development costs, fees paid to contracted development groups and license fees paid to third parties. R&D expenditures are subject to fluctuation due to the stage and timing of our R&D projects.

Amortization of Intangible Assets

Amortization of intangible assets in the quarters ended June 30, 2011 and 2010 was $148 million and $157 million, respectively. We expect our 2011 amortization expense to decline compared to 2010 as most of our intangible assets are amortized on an accelerated basis under the economic benefit model. This decline in 2011 is expected to be offset, in part, by amortization expense associated with certain of our new products, such as ATELVIA, and as a result of the ENABLEX Acquisition.

Net Interest Expense

Net interest expense for the quarter ended June 30, 2011 was $65 million, an increase of $22 million, or 51%, from $43 million in the prior year quarter. The increase was primarily due to an increase in our average outstanding indebtedness relative to the prior year quarter due primarily to the timing of the incurrence of indebtedness during 2010 in connection with our payment of the special cash dividend of $8.50 per share, or $2,144 million in the aggregate, to shareholders of record on August 30, 2010 and the ENABLEX Acquisition. This increase in our average outstanding indebtedness relative to the prior year quarter was offset, in part, by lower interest rates under our senior secured credit facilities in the quarter ended June 30, 2011 compared to the prior year quarter.

Net Income, Cash Net Income and Adjusted Cash Net Income

For the quarter ended June 30, 2011, we reported net income of $72 million, or $0.28 per diluted share, CNI of $221 million, and adjusted CNI of $240 million, or $0.94 per diluted share. Earnings per share for the quarter is based on 255 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended June 30, 2011, the marginal tax rate associated with the amortization of intangible assets was 5.1% and the marginal tax rate for amortization (including write-offs) of deferred loan costs was 6.1%. Adjusted CNI for the quarter ended June 30, 2011 represents CNI as further adjusted to exclude $15 million, net of tax, of costs related to the restructuring of certain of our Western European operations and $3 million, net of tax, of charges relating to the repurposing of our Manati manufacturing facility.

Liquidity, Balance Sheet and Cash Flows

As of June 30, 2011, our cash on hand was $262 million and our total outstanding debt was $4,073 million, which consisted of $2,814 million of borrowings under our senior secured credit facilities (the “New Senior Secured Credit Facilities”), $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $9 million of unamortized premium related to the 7.75% Notes. We generated $260 million of cash from operating activities in the quarter ended June 30, 2011, compared with $120 million of cash from operating activities in the prior year quarter, an increase of $140 million.

2011 Financial Guidance Update

Based on our second quarter results and current outlook for the remainder of 2011, we are reaffirming our adjusted CNI per share for the full year 2011 of a range of $3.70 to $3.80. We continue to expect our 2011 revenue to be in the range of $2,700 to $2,800 million based on current revenue trends, but we no longer expect revenue to be at the high end of our range as previously disclosed. In addition, we are reducing our expected R&D expenses as a result of changes in the expected timing of expenses with respect to projects under development from a range of $130 to $150 million to a range of $120 to $140 million.

For the complete list of changes to the Company’s full year 2011 guidance, please refer to the table on the last page of this press release.

Investor Conference Call

The Company is hosting a conference call open to all interested parties, on Friday, August 5, 2011 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (855) 859-2056 from within the United States and Canada or (404) 537-3406 from outside the United States and Canada. The passcode for the replay ID number is 85652868.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, dermatology and urology segments of the North American and Western European pharmaceuticals markets. The Company is fully integrated with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products or production or regulatory problems with either our own manufacturing facilities or third party manufacturers or API suppliers upon whom we may rely for some of our products; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation or arbitration matters or an increase in the number of litigation matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; our ability to realize the anticipated opportunities from the PGP Acquisition; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2010, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with US GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude certain after-tax impacts from the Western European restructuring, the repurposing of the Manati facility, the LEO Transaction, the PGP Acquisition and the reversal of a contingent liability relating to the termination of a contract. We did not recognize a tax benefit as a result of the repurposing of the Manati facility. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with US GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters and six months ended June 30, 2011 and 2010. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our New Senior Secured Credit Facilities.

Company Contact:	Emily Hill Investor Relations 973-907-7084 Emily.Hill@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-11	June-30-10	June-30-11	June-30-10
REVENUE:
Net sales	$648,100	$763,737	$1,378,847	$1,473,193
Other revenue	22,194	51,873	47,976	103,719

Total revenue	670,294	815,610	1,426,823	1,576,912
COSTS, EXPENSES AND OTHER:
Cost of sales (excludes amortization of intangible assets)	76,349	108,756	199,260	326,192
Selling, general and administrative	246,423	280,798	499,590	600,855
Restructuring costs	16,151	—	59,070	—
Research and development	25,425	51,256	56,339	82,404
Amortization of intangible assets	147,679	157,159	295,324	318,071
Interest expense, net	65,179	43,103	220,204	115,501

INCOME BEFORE TAXES	93,088	174,538	97,036	133,889
Provision for income taxes	21,240	59,285	49,245	35,879

NET INCOME	$71,848	$115,253	$47,791	$98,010

Earnings Per Share:
Basic	$0.28	$0.46	$0.19	$0.39

Diluted	$0.28	$0.46	$0.19	$0.39

RECONCILIATIONS:
GAAP Net income	$71,848	$115,253	$47,791	$98,010
+ Amortization of intangible assets, net of tax	140,075	147,253	280,125	294,031
+ Amortization of deferred loan costs, net of tax	9,241	6,251	90,152	31,279

CASH NET INCOME	$221,164	$268,757	$418,068	$423,320

Non-recurring, one-time charges included above:
+ Western European restructuring costs, net of tax	15,042	—	56,062	—
+ Charges relating to the Manati repurposing, net of tax	3,308	—	30,940	—
+ Write-off of fair value step-up on acquired inventories, net of tax	—	—	—	93,743
+ Income recognized on contract termination, net of tax	—	(18,127)	—	(18,127)
+ Gain recognized on sale of certain LEO inventories, net of tax	—	(9,431)	—	(34,040)

ADJUSTED CASH NET INCOME	$239,514	$241,199	$505,070	$464,896

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	As of June 30, 2011	As of December 31, 2010
ASSETS
Current assets:
Cash & cash equivalents	$262,357	$401,807
Accounts receivable, net	327,092	368,537
Inventories, net	123,152	119,497
Prepaid expenses & other current assets	218,000	287,199

Total current assets	930,601	1,177,040

Other assets:
Property, plant and equipment, net	223,996	235,709
Intangible assets, net	2,722,621	3,016,741
Goodwill	1,028,550	1,028,550
Other non-current assets	148,727	193,949

TOTAL ASSETS	$5,054,495	$5,651,989

LIABILITIES
Current liabilities:
Accounts payable	$45,897	$98,525
Accrued expenses & other current liabilities	726,394	755,006
Current portion of long-term debt	156,263	269,911

Total current liabilities	928,554	1,123,442

Other liabilities:
Long-term debt, excluding current portion	3,917,165	4,408,753
Other non-current liabilities	181,276	185,436

Total liabilities	5,026,995	5,717,631

SHAREHOLDERS’ EQUITY / (DEFICIT)	27,500	(65,642)

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY / (DEFICIT)	$5,054,495	$5,651,989

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-11	June-30-10	June-30-11	June-30-10
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$71,848	$115,253	$47,791	$98,010
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,633	7,150	19,152	14,641
Write-down of property, plant and equipment	2,193	—	23,082	—
Amortization of intangible assets	147,679	157,159	295,324	318,071
Write-off of fair value step-up on acquired inventories	—	—	—	105,504
Amortization of deferred loan costs	9,840	6,934	95,190	34,446
Stock-based compensation expense	6,829	5,656	12,405	10,339
Changes in assets and liabilities:
Decrease / (increase) in accounts receivable, prepaid and other assets	18,046	(96,548)	70,759	(21,730)
Decrease in inventories	17,995	43,820	11,091	13,832
Increase / (decrease) in accounts payable, accrued expenses & other current liabilities	22,075	(146,588)	(31,913)	(124,047)
(Decrease) / increase in income taxes and other, net	(44,861)	27,017	(10,782)	(83,968)

Net cash provided by operating activities	$260,277	$119,853	$532,099	$365,098

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	—	—	—	(2,900)
Capital expenditures	(15,526)	(39,843)	(27,583)	(55,305)

Net cash (used in) investing activities	$(15,526)	$(39,843)	$(27,583)	$(58,205)

CASH FLOWS FROM FINANCING ACTIVITIES:
Term borrowings under New Senior Secured Credit Facilities	—	—	3,000,000	—
Redemption of 8.75% Senior Subordinated Notes due 2015	—	—	—	(89,460)
Payments for loan costs, including refinancing premium	—	—	(50,976)	—
Term repayments under prior senior secured credit facilities	—	(28,872)	(3,418,980)	(458,747)
Term repayments under New Senior Secured Credit Facilities	(185,625)	—	(185,625)	—
Proceeds from the exercise of non-qualified options to purchase ordinary shares	2,117	2,152	3,836	3,990
Other	(1,597)	(17)	(168)	(87)

Net cash (used in) financing activities	$(185,105)	$(26,737)	$(651,913)	$(544,304)

Effect of exchange rates on cash and cash equivalents	2,044	(2,545)	7,947	(4,867)

Net increase / (decrease) in cash and cash equivalents	61,690	50,728	(139,450)	(242,278)
Cash and cash equivalents, beginning of period	200,667	246,000	401,807	539,006

Cash and cash equivalents, end of period	$262,357	$296,728	$262,357	$296,728

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In thousands of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-11	June-30-10	June-30-11	June-30-10
RECONCILIATION TO ADJUSTED EBITDA:
Net income – GAAP	$71,848	$115,253	$47,791	$98,010
+ Interest expense, as defined	65,179	43,103	220,204	115,501
+ Provision for income taxes	21,240	59,285	49,245	35,879
+ Non-cash stock-based compensation expense	6,829	5,656	12,405	10,339
+ Depreciation	8,633	7,150	19,152	14,641
+ Amortization of intangible assets	147,679	157,159	295,324	318,071
+ R&D milestone expense	—	20,000	—	20,000
+ Write-off of fair value step-up on acquired inventories	—	—	—	105,504
+ PGP Acquisition costs	—	8,123	—	19,629
+ Restructuring costs	16,151	—	59,070	—
+ Other PGP integration costs	—	11,493	—	11,493
+ Write-down of property, plant and equipment	2,193	—	23,082	—
+ Other permitted add-backs	3,002	2,104	9,745	14,634

Adjusted EBITDA of WC plc, as defined	$342,754	$429,326	$736,018	$763,701

+ Expenses of WC plc and other	909	3,656	2,555	9,749

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$343,663	$432,982	$738,573	$773,450

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our New Senior Secured Credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Six Months Ended
	June-30-11	June-30-10	June-30-11	June-30-10
Women’s Healthcare:
Osteoporosis
ACTONEL (1)	$193	$264	$425	$526
ATELVIA	8	—	9	—

Total osteoporosis	201	264	434	526

Oral Contraceptives
LOESTRIN 24 FE	102	89	221	168
LO LOESTRIN FE	11	—	19	—
Other Oral Contraceptives	2	20	12	38

Total oral contraceptives	115	109	252	206

Hormone Therapy
ESTRACE Cream	38	34	73	64
FEMHRT	5	16	13	25
Other Hormone Therapy	6	7	13	14

Total hormone therapy	49	57	99	103

Other women’s healthcare products	19	16	34	32

Total Women’s Healthcare	384	446	819	867

Gastroenterology:
ASACOL	188	192	375	357
Dermatology:
DORYX	32	51	98	102
TACLONEX (2)	—	39	—	74
DOVONEX (2)	—	37	—	75

Total Dermatology	32	127	98	251

Urology:
ENABLEX (3)	40	21	86	39
Other:
Other products net sales	16	21	33	42
Contract manufacturing product sales	7	4	10	9
Other revenue (4)	3	5	6	12

Total Revenue	$670	$816	$1,427	$1,577

(1)	Includes “other revenue” of $19 million and $26 million for the quarters ended June 30, 2011 and 2010, respectively, and $42 million and $52 million for the six months ended June 30, 2011 and 2010, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi.
(2)	Represents 2010 revenues from our distribution agreement with LEO. On September 23, 2009, we entered into a definitive asset purchase agreement with LEO pursuant to which LEO paid us $1,000 million in cash in order to terminate our exclusive license to distribute LEO’s DOVONEX and TACLONEX products (including all products in LEO’s development pipeline) in the United States and to acquire certain assets related to our distribution of DOVONEX and TACLONEX products in the United States. In connection with the LEO Transaction, we entered into a distribution agreement with LEO pursuant to which we agreed to, among other things, (1) continue to distribute DOVONEX and TACLONEX on behalf of LEO, for a distribution fee, through September 23, 2010 and (2) purchase inventories of DOVONEX and TACLONEX from LEO. As a result of the distribution agreement with LEO, we continued to record net sales of DOVONEX and TACLONEX following the closing of the LEO Transaction until June 30, 2010. On June 30, 2010, LEO assumed responsibility for its own distribution services, and on July 15, 2010 the parties formally terminated the distribution agreement.
(3)	Includes “other revenue” of $21 million and $39 million for the quarter and six months ended June 30, 2010, respectively, reported in our condensed consolidated statement of operations resulting from the contractual percentage we received of Novartis’ sales of ENABLEX. Effective October 18, 2010, we began to record sales of ENABLEX on a gross basis as we became the principal in the sales transactions.
(4)	Excludes “other revenue” of $19 million and $47 million for the quarters ended June 30, 2011 and 2010, respectively, and $42 million and $91 million for the six months ended June 30, 2011 and 2010, respectively, reported in our condensed consolidated statement of operations and disclosed above pursuant to footnotes 1 and 3 above.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSES

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended
	June-30-11	June-30-10
A&P	$36	$26
Selling & distribution	134	137
G&A	76	118

Total SG&A	$246	$281

	Six Months Ended
	June-30-11	June-30-10
A&P	$86	$57
Selling & distribution	262	305
G&A	152	239

Total SG&A	$500	$601

WARNER CHILCOTT PUBLIC LIMITED COMPANY

2011 Full Year Financial Guidance

(In millions of U.S. dollars, except per share amounts)

	Prior Guidance May 2011	Current Guidance August 2011
Total Revenue	$2,700 to 2,800	$2,700 to 2,800	(1)
Adjusted Gross Margin as a % of Total Revenue	88% to 89%	88% to 89%	(2)
Total SG&A Expense	$925 to 975	$925 to 975	(3)
Total R&D Expense	$130 to 150	$120 to 140
Total Income Tax Provision	10%-11% of EBTA	10%-11% of EBTA	(4)
GAAP Net Income	$132 to 168	$118 to 154
Adjusted CNI	$947 to 973	$947 to 973	(5)
Adjusted CNI per share	$3.70 to 3.80	$3.70 to 3.80	(5)(6)

(1)	The 2011 guidance assumes (i) that generic equivalents of our DORYX 150 mg, ASACOL 400 mg and ESTRACE Cream products will not be approved and enter the U.S. market during 2011; (ii) the expected impact of the loss of exclusivity for ACTONEL in Western European markets and the impact of our move to a distributor model in Western Europe; and (iii) the growth of our promoted products as compared to the prior year. In addition, our 2011 guidance accounts for revenues expected from the launch of ATELVIA and LO LOESTRIN FE in January 2011. The guidance does not account for the impact of future acquisitions, dispositions, partnerships, in-license transactions or any changes to our existing partnerships or in-license transactions.
(2)	Adjusted gross margin percentage excludes the amortization and impairment of intangible assets and the charges recorded in the six months ended June 30, 2011 related to the Manati repurposing ($31 million).
(3)	Total SG&A expense does not include any amount that may be payable in connection with the potential settlement of our outstanding litigations.
(4)	The 2011 total income tax provision is estimated as a percentage of earnings before taxes and book amortization (EBTA).
(5)	A reconciliation of 2011 expected GAAP net income to expected adjusted CNI excludes the expected after tax impact of the amortization of intangibles ($560 million), the expected after tax impact of the amortization of deferred loan costs ($108 million), the expected after tax impact of the Western European restructuring costs (in the range of $120 to $130 million, based on current exchange rates) and charges recorded in the six months ended June 30, 2011 related to the Manati repurposing ($31 million).
(6)	Expected Adjusted CNI per share is based on 256 million fully-diluted ordinary shares.